Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is entered into between Woodward, Inc. (the “Company”) and A. Christopher Fawzy (“Executive”) (the Company and Executive will be collectively referred to hereinafter as the “Parties”).

WHEREAS, Executive was employed by the Company;

WHEREAS, Executive separated from such employment, effective March 14, 2024 (the

“Separation Date”);

WHEREAS, Executive has previously entered into the Amended and Restated Executive Severance and Change in Control Agreement (the “Executive Severance Agreement”);

WHEREAS, Executive’s separation of employment is deemed a Qualifying Termination, as such term is defined in the Executive Severance Agreement; and

WHEREAS, the Parties seek to fully and finally settle all existing claims, whether or not now known, arising out of Executive’s employment and separation from employment on the terms set forth herein.

NOW THEREFORE, the Parties mutually understand and agree as follows:

1.
Payments and Consideration. In consideration for Executive's execution of this Agreement, and subject to the fulfillment of all of its terms and conditions by Executive, and provided Executive has not exercised his right of revocation as described in Article 13, Company shall pay Executive the amounts described below, less all applicable taxes and other lawful withholdings, as follows:
(a)
Accrued Obligations. A lump sum amount equal to the Executive's unpaid Base Salary (as such term is defined in the Executive Severance Agreement), accrued vacation pay (if any), unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Separation Date, to be paid no later than ten (10) business days following the Separation Date.
(b)
Fiscal Year 2024 Short Term Incentive Bonus. A lump sum amount equal to (i) Executive's annual bonus (if any) that Executive otherwise would have earned for fiscal year 2024 (had Executive remained employed for the entirety of such fiscal year), as determined at the Compensation Committee's discretion multiplied by (ii) 45.48% (166 out of 365 days), representing the Executive’s prorated number of completed days in fiscal year 2024. Any such payment will be made at the same time as other payouts (if any) under the applicable bonus plan for the Company’s fiscal year 2024 and will be in lieu of any other payment to be made to the Executive under the annual bonus plan for fiscal year 2024, other than as may be specifically provided in subsection (c) below. Executive is responsible for notification to the company in any change of address or banking information in order to make any award payment timely.
(c)
Severance Pay. Subject to and in consideration for the Executive (or, in the case the Executive becomes disabled or deceased, the authorized representative on behalf of the Executive) (i) executing this Agreement no later than twenty-eight (28) days following the date this Agreement is received by Executive , (ii) not exercising Executive’s revocation right during the Revocation Period (as defined in Article 13), and (iii) agreeing to the restrictive covenants described in Article 7 below, a lump sum amount equal to $927,500, representing the sum of the Executive’s base salary and target annual incentive bonus for fiscal year 2024 (the “Severance Pay”), to be paid no later than ten (10) business days following the completion of the Revocation Period.

Exhibit 10.1

(d)
Cash Long Term Incentive Plan (the “Cash LTI Plan”). A cash payment for a portion of each of the two open performance cycles of which Executive was a participant (through the Separation Date), equal to the pro-rated amounts (based on remaining term of each cycle as of such date) of actual payout(s), if any, for each such cycle, that Executive otherwise would have earned for that cycle had Executive been employed for the entirety of such cycle (in accordance with the calculation methodology under the Cash LTI Plan), as determined at the Compensation Committee’s discretion, multiplied by the fraction set forth in the Executive Severance Agreement, Section 2.3(d)(ii), which shall be 81.75% (896 of 1096 days in the performance period) of any earned award for the FY22-FY24 cycle; and shall be 48.45% (531 of 1096 days in the performance period) for the FY23-FY25 cycle. Any such payment(s) will be made at the same time as other payouts (if any) for the applicable performance period(s) under the Cash LTI Plan. Executive is responsible for notification to the company in any change of address or banking information in order to make any award payment timely.
(e)
Outstanding Stock Option & RSU Awards. With respect to granted stock option and restricted stock unit awards (“Time-Based Equity Awards”), Executive will receive continued vesting of all the Executive’s outstanding but unvested Time-Based Equity Awards. Executive’s stock options that are vested, unexercised, and unexpired as of the Separation Date will continue to be exercisable for a ten-year exercise period as if Executive was retirement eligible as set forth in the applicable award agreement. Executive’s stock options that vest after the Separation Date, once vested, will be exercisable for a ten-year exercise period as if Executive was retirement eligible as set forth in the applicable award agreement. Notwithstanding any of the foregoing, Executive’s Time-Based Equity Awards may terminate sooner in connection with a corporate transaction as provided in the applicable award agreement and/or the Company’s 2017 Omnibus Incentive Plan.
(f)
Performance Stock Unit Awards. With respect to performance stock unit (“PSU”) award(s), Executive will receive a pro rata payment (if any) based on the actual achievement of the applicable performance goal during the applicable performance period as determined by the administrator multiplied by a fraction in which the numerator equals the number of days the Executive was a service provider during the performance period and the denominator being 365, which shall be 29.86% (109 out of 365 days), as such process and terms are defined in the applicable award agreement. Notwithstanding any of the foregoing, Executive’s PSU awards may terminate sooner in connection with a corporate transaction as provided in the applicable award agreement and/or the Company’s 2017 Omnibus Incentive Plan.
(g)
Healthcare Benefits. In lieu of providing Executive with any premiums or insurance coverage under any continued healthcare benefits, including the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or applicable state law, or other similar benefits, Company will pay Executive, no later than ten (10) business days following the expiration of the Revocation Period, the lump sum amount of Fifty-Seven Thousand dollars ($57,000), approximating the value of such coverage for a 12-month period (the “Healthcare Consideration”).
(h)
Outplacement Services. Executive will be eligible to receive outplacement services, such services to be provided at Executive’s election and for a period of up to 12 months beginning 6 months following the Separation Date (the “Outplacement Consideration”).
(i)
Consideration. Executive acknowledges that the Severance Pay, the treatment of outstanding equity awards, the Outplacement Consideration, the Healthcare Consideration, and other consideration set forth herein exceeds that to which Executive would otherwise be entitled upon separation from employment without providing a release of claims under the normal operation of the Company’s

Exhibit 10.1

benefit plans, policies, and/or practices. Irrespective of whether Executive signs this Agreement, Executive will be paid all compensation earned through the Separation Date.
2.
Waiver and Release. For valuable consideration from the Company, receipt of which is hereby acknowledged, Executive waives, releases, and forever discharges the Company and its current and former parents, subsidiaries, affiliates, divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, insurers, successors, and assigns, and the Company’s parents’, subsidiaries’ and affiliates’ divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, insurers, successors, and assigns (collectively referred to as the “Company Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that Executive executes this Agreement (if not revoked during the Revocation Period) which Executive has or may have against the Company and/or the Company Releasees, including, but not limited to, any rights, causes of action, claims, or demands relating to or arising out of the following:
(a)
anti-discrimination, anti-harassment, and anti-retaliation laws, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit employment discrimination based on age; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex (including sexual harassment or sexual abuse); the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment or wage discrimination; and
(b)
other employment laws, such as the Worker Adjustment and Retraining Notification Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; state laws which regulate wage and hour matters, including all forms of compensation, vacation pay, sick pay, compensatory time, overtime, commissions, bonuses, and meal and break periods; state family, medical, and military leave laws, which require employers to provide leaves of absence under certain circumstances; the Sarbanes Oxley Act; and any other federal, state, or local laws relating to employment which—to the extent Executive performed work for the Company in West Virginia—would include, without limitation, the West Virginia Human Rights Act, and—to the extent Executive performed work for the Company in New Jersey—would include, without limitation, the New Jersey Conscientious Executive Protection Act; and
(c)
tort, contract, and quasi-contract claims, such as claims for wrongful discharge, physical or personal injury, sexual harassment or sexual abuse, intentional or negligent infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, unjust enrichment, promissory estoppel, breach of covenants of good faith and fair dealing, negligent hiring, negligent supervision, negligent retention, and similar or related claims;
(d)
all remedies of any type, including, but not limited to, damages and injunctive relief, in any action that may be brought on Executive’s behalf against the Company and/or the Company Releasees by any government agency or other entity or person;

Exhibit 10.1

(e)
any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received or to be received by Executive, whether as a result of this Agreement or otherwise;
(f)
any claim related to any decision(s), for whatever reason, by any of the Company Releasees to not re-hire Executive at any time in the future; and
(g)
any and all claims for attorneys’ fees and costs.

Executive understands that Executive is releasing claims about which Executive may not know anything at the time Executive executes this Agreement. Executive acknowledges that it is Executive’s intent to release such unknown claims, even though Executive recognizes that someday Executive might learn new facts relating to Executive’s employment or learn that some or all of the facts Executive currently believes to be true are untrue, and even though Executive might then regret having signed this Agreement. Nevertheless, Executive acknowledges Executive’s awareness of that risk and agrees that this Agreement shall remain effective in all respects in any such case. Executive expressly waives all rights Executive might have under any laws, including, without limitation, the laws set forth in Exhibit A to this Agreement, intended to protect Executive from waiving unknown claims.

3.
Excluded Claims. Notwithstanding anything to the contrary in this Agreement, the waiver and release contained in this Agreement shall exclude awards to Executive from or by a government agency for providing information, as well as any rights or claims that (a) may arise after the date on which Executive executes this Agreement; or (b) cannot be released under applicable law (such as worker’s compensation and unemployment insurance claims). In addition, the Parties agree that this Agreement shall not adversely affect, alter, or extinguish any vested right that Executive may have with respect to any pension or other retirement benefits to which Executive is or will be entitled by virtue of Executive’s employment with the Company, and nothing in this Agreement shall prohibit Executive from enforcing such rights. Moreover, nothing in this Agreement shall prevent or preclude Executive from challenging in good faith the validity of this Agreement, nor does it impose any conditions precedent, penalties, or costs for doing so, unless specifically authorized by applicable law.
4.
No Other Claims. Except to the extent previously disclosed by Executive in writing to the Company, Executive represents and warrants that Executive has (a) filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Company and/or the Company Releasees and, to the best of Executive’s knowledge, Executive possesses no claims (including Fair Labor Standards Act (“FLSA”) and worker’s compensation claims); (b) received any and all compensation (including overtime compensation), meal periods, and rest periods to which Executive may have been entitled, and Executive is not currently aware of any facts or circumstances constituting a violation by the Company and/or the Company Releasees of the FLSA or other applicable wage, hour, meal period, and/or rest period laws; and (c) not suffered any work-related injury or illness within the twelve (12) months preceding Executive’s execution of this Agreement, and Executive is not currently aware of any facts or circumstances that would give rise to a worker’s compensation claim against the Company and/or the Company Releasees.
5.
Sexual Harassment/Sexual Abuse Claims (Tax Cuts and Jobs Act Disclosure). This Agreement has been offered to Executive based on the Company’s understanding that Executive has not suffered any sexual harassment or sexual abuse in connection with Executive’s employment by the Company or services rendered in connection with the Company, including by any owner, director, officer, partner, manager, employee, agent, client, potential client, customer, potential customer, vendor, or supplier of the Company. If that understanding is incorrect, then Executive should promptly provide information relating to any such sexual harassment or sexual abuse in writing as soon as practicable to the Company contact identified in the “Review and Revocation Periods” Paragraph below, even if Executive has previously reported such information prior to receiving this Agreement. The

Exhibit 10.1

disclosure of such information will not adversely affect the terms of this Agreement, nor will it extend the time periods described in the “Review and Revocation Periods” Paragraph below. If Executive does not provide such information in accordance with this Paragraph before Executive’s execution of this Agreement, then by signing this Agreement Executive represents and warrants that Executive has not suffered any sexual harassment or sexual abuse in connection with Executive’s employment by the Company or services rendered in connection with the Company, including by any owner, director, officer, partner, manager, employee, agent, client, potential client, customer, potential customer, vendor, or supplier of the Company.
6.
Wage Deduction Orders. Executive represents and warrants that Executive is not subject to any wage garnishment or deduction orders that would require payment to a third party of any portion of the Severance Pay. Any exceptions to the representation and warranty contained in this Paragraph must be described in writing and attached to the executed copy of this Agreement that Executive submits to the Company. Such disclosure shall not disqualify Executive from receiving Severance Pay under this Agreement; provided, however, that the amount of Severance Pay described in Paragraph 1 shall be reduced in accordance with any such wage garnishment or deduction order as required by applicable law.
7.
Restrictive Covenants. In consideration for the Severance Pay, Executive shall be subject to the following restrictive covenants as of the Effective Date: Noncompetition.
(a)
Noncompetition. Except as may be prohibited by applicable law, for a period of twelve (12) months after the Separation Date, Executive shall not (i) directly or indirectly act alone or in concert or conspire with any person in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity which Executive knows (or reasonably should have known) to be directly competitive with the business of the Company or its subsidiaries as then being carried on; or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity which Executive knows (or reasonably should have known) to be directly competitive with the business of the Company or its subsidiaries as then being carried on (provided, however, that notwithstanding anything to the contrary contained in this Agreement, Executive may own up to five percent (5%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934).
(b)
Confidentiality. The Company has advised Executive, and Executive acknowledges, that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. Other than in the regular course of Executive's employment with the Company, all Protected Information shall remain confidential permanently and Executive shall not at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity, nor use in any manner, at any time or for any reason, any Protected Information, or cause any such information of the Company to enter the public domain, other than with the written consent of the Company or as may be required by law or legal process (after giving the Company notice and an opportunity to contest such requirement). For purposes of this Agreement, "Protected Information" means trade secrets, confidential and proprietary business information of the Company and its subsidiaries, and any other information of the Company and its subsidiaries, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its subsidiaries and their agents or employees, including Executive; provided, however, that information that is in the public domain (other than as a result of a breach by Executive of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality

Exhibit 10.1

agreement with the Company, is not Protected Information. Notwithstanding the foregoing, Executive shall, upon Company’s review and approval, be permitted to retain and utilize contract training materials for which Executive has participated in the development and deployment, including presentation and workshop materials; provided, however, that no Protected Information, and no Company specific information, shall be identified or disclosed. Executive must present to the Company any such materials for Company’s review and approval within fourteen days of execution of this Agreement.
(c)
Nonsolicitation. For a period of twelve (12) months after the Separation Date, Executive shall not employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company or any subsidiary thereof. Nothing in the foregoing shall preclude Executive’s rights to make generalized searches for employees by use of media advertisements that do not specifically target such individuals.
(d)
Cooperation. Executive agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Executive's employment by the Company or any of its subsidiaries.
(e)
Nondisparagement. At all times, Executive and Company agree not to disparage one another or otherwise make comments harmful to the other’s reputation.
(f)
Remedies. Executive and the Company agree that the restrictive covenants contained in this Article 7 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to excise or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive's obligations under this Article 7 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of Executive's violation of any such provision of this Agreement, the Company will be entitled to seek immediate injunctive relief, including but not limited to, a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.
(g)
Adherence to Company’s Insider Trading Policy. In the event the Separation Date occurs during the Company’s quarterly blackout period or during any special blackout period to which Executive is subject, Executive shall remain subject to such blackout period(s) until the trading restrictions under such blackout period(s) are lifted (the “Blackout Lift Date”), and shall comply with all provisions of the Company’s Insider Trading Policy as applicable to employees following their separation date. Following the Blackout Lift Date, and provided Executive no longer gains access to or receives material non-public information regarding the Company (including but not limited to consolidated financial information), Executive shall no longer be subject to any Company-imposed blackout restrictions.
8.
Right to Communicate.
(a)
Notwithstanding any provision of this Agreement or any other agreement executed by Executive to the contrary, there shall be no restriction on Executive’s ability to (i) report violations of any

Exhibit 10.1

law or regulation, (ii) provide truthful testimony or information pursuant to subpoena, court order, or similar legal process, (iii) provide truthful information to government or regulatory agencies, or (iv) otherwise engage in whistleblower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder, including, without limitation, Rule 21F-17.
(b)
In addition, 18 U.S.C. §1833(b) provides, “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement, any other agreement executed by Executive, or any Company policy is intended to conflict with this statutory protection.
9.
Future Employment With the Company. Executive agrees that neither Company nor any affiliate of Company has any obligation to hire or rehire Executive at any time in the future. Executive forever releases, waives, and relinquishes any right or claim to be hired by, or to reinstatement with, the Company (or any affiliate of the Company). Executive agrees that this Agreement is a lawful, nondiscriminatory, and non-retaliatory basis upon which the Company (or any affiliate of the Company) may refuse to hire or rehire Executive.
10.
Non-Admission of Liability. The Parties agree that nothing contained in this Agreement is to be construed as an admission of liability, fault, or improper action on the part of either of the Parties.
11.
Return of Company Property. Executive represents and warrants that Executive will return all property belonging to the Company, including, but not limited to, all keys, access cards, office equipment, computers, cellular telephones, notebooks, documents, records, files, written materials, electronic information, credit cards bearing the Company’s name, and other Company property (originals or copies in whatever form) in Executive’s possession or under Executive’s control, with the exception of this Agreement and compensation and benefits-related documents concerning Executive. Notwithstanding Executive’s obligations in this paragraph, Executive may retain his Company issued cellular telephone and electronic notebook upon confirmation from the Company’s Information Technology department that all Protected Information has been purged from such devices.
12.
Consultation With Legal Counsel. The Company hereby advises Executive to consult with an attorney prior to signing this Agreement.
13.
Review and Revocation Periods. Executive acknowledges that Executive has been given at least twenty-one (21) days to consider and execute this Agreement from the date that it was first given to Executive. Executive agrees that changes in the terms of any version(s) of this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21)-day consideration period. Executive may accept the Agreement by executing this Agreement within the designated time period. Executive shall have seven (7) days from the date that he executes the Agreement (the “Revocation Period”) to revoke his acceptance of the Agreement by delivering written notice of revocation within the Revocation Period to the following Company contact:

Woodward, Inc.

Attn: Chris Michalik, McGuire Woods,

cmichalik@mcguirewoods.com

If Executive does not revoke acceptance within the Revocation Period, this Agreement will become effective and irrevocable by Executive on the eighth day after Executive has executed it (the “Effective

Exhibit 10.1

Date”).

For the avoidance of doubt, if Executive elects not to execute this Agreement and return it to the Company on or before April 12, 2024 (the “Expiration Date”), the offer to enter into this Agreement will automatically expire after 11:59 pm MDT on the Expiration Date. If Executive or Executive’s agent proposes new or different terms to the Company from those contained in this Agreement, such proposal will nullify the offer to pay the Severance Pay unless and until the Company renews its offer or makes a subsequent offer, in which case the terms of the renewed or subsequent offer (if any) will control. If Executive exercises his right of revocation during the Revocation Period, the offer to enter into this Agreement will expire on the date of such revocation.

14.
Choice of Law. This Agreement is made and entered into in Colorado and, to the extent the interpretation of this Agreement is not governed by applicable federal law, shall be interpreted and enforced under and shall be governed by the laws of that state.
15.
Severability. Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.
16.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
17.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of Executive, the Company, and the Company Releasees, and their respective representatives, predecessors, heirs, successors, and assigns.
18.
Entire Agreement. This Agreement contains the complete understanding between the Parties as to the subject matter contained herein, and no other promises or agreements shall be binding unless signed by both an authorized representative of the Company and Executive. Notwithstanding the foregoing, Executive understands that any agreements signed by Executive to which the Company is a party, a successor, or an assign concerning non-disclosure of confidential information, non-competition, non-solicitation, tuition reimbursement, loan repayment, deductions from final compensation ownership of inventions or intellectual property, equity or stock plans, or the like, are not superseded by this Agreement. In the event of a conflict between the Executive Severance Agreement and this Agreement or any other agreement, the provisions of this Agreement shall prevail. Rather, the terms of such agreements are incorporated herein by reference and, to the extent such agreements impose upon Executive additional and/or broader obligations than contained herein, such terms and conditions will be controlling unless the Company expressly waives in writing its right to enforce such terms and conditions. In signing this Agreement, the Parties are not relying on any fact, statement, or assumption not set forth in this Agreement.
19.
Code Section 409A Compliance. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Code Section 409A”), or be exempt from the application of Code Section 409A. For purposes of Code Section 409A, the right to a series of installment payments hereunder shall be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding any provision in this Agreement to the contrary, any references to separation from employment or Separation Date shall mean and refer to “separation from service” and the date of such “separation from service” as that term is defined in Code Section 409A.
20.
Specified Executive. Notwithstanding any other provision of this Agreement to the contrary, because Executive is considered a “specified employee” for purposes of Code Section 409A, any payment that

Exhibit 10.1

constitutes “deferred compensation” within the meaning of Code Section 409A that is otherwise due to Executive as a result of such Executive’s “separation from service” under this Agreement during the six (6)-month period immediately following Executive’s “separation from service” shall be accumulated and paid to Executive on the first day of the seventh month following such “separation from service” (“Delayed Payment Date”), provided that if Executive dies prior to the payment of such amounts, such amounts shall be paid to the personal representative of Executive’s estate on the first to occur of the Delayed Payment Date or ten (10) days following the date of Executive’s death.
21.
Representation and Warranty of Understanding. By signing below, Executive represents and warrants that he: (a) has carefully read and understands the terms of this Agreement; (b) is entering into the Agreement knowingly, voluntarily and of his own free will; (c) understands its terms and significance and intends to abide by its provisions without exception; (d) has not made any false statements or representations in connection with this Agreement; and (e) has not transferred or assigned to any person or entity not a party to this Agreement any claim or right released hereunder, and Executive agrees to indemnify the Company and hold it harmless against any claim (including claims for attorneys’ fees or costs actually incurred, regardless of whether litigation has commenced) based on or arising out of any alleged assignment or transfer of a claim by Executive.

____________________________________ ____________________________________

A. Christopher Fawzy DATE

____________________________________

Woodward, Inc.

BY: Chip Blankenship

ITS: Chief Executive Officer

DATE: ____________________________________

Exhibit A

As emphasized in the Agreement, Executive understands that Executive is releasing claims that Executive may not know about and that Executive expressly waives and relinquishes all rights and benefits which Executive may have under any state or federal statute or common law principle that would otherwise limit the effect of this release to claims known or suspected prior to the date Executive sign this Agreement, including, but not limited to, the effect of protections afforded by the following laws:

1.
California

Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her would have materially affected his or her settlement with the debtor or released party.”